Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Liz DeCastro

Iridium Communications Inc.

Liz.DeCastro@iridium.com

+1-703-287-7421

IRIDIUM SIGNS COFACE FACILITY AGREEMENT

Iridium NEXT on Schedule to Launch 1Q 2015

McLean, Va., October 4, 2010 – Iridium Communications Inc. (Nasdaq:IRDM) today announced that it has signed the definitive Coface Facility Agreement to finance its next-generation satellite constellation, Iridium NEXT. The syndicate of nine banks is led by Deutsche Bank AG, Banco Santander SA, Société Générale, Natixis and Mediobanca International S.A., and includes BNP Paribas, Crédit Industriel et Commercial, Intesa Sanpaolo S.p.A. and Unicredit Bank Austria AG. They will provide up to $1.8 billion of financing to Iridium for the design and manufacture of Iridium NEXT satellites. The funding under the Facility is subject to customary closing conditions, which are expected to be met shortly.

“Iridium is pleased to have received the backing of such a world class team of financial institutions,” said Matt Desch, CEO, Iridium. “The support of Iridium NEXT by Coface and the banking syndicate is further affirmation of our strength as a global business that consistently demonstrates the ability to provide unparalleled service and unique value to the vast and growing market for mobile satellite services.”

Desch also affirmed that Iridium NEXT continues to be on track.

“In the four months since we announced Thales Alenia Space as our prime contractor, they have met the milestones agreed upon for this first phase of the project, and we are off to an excellent start,” Desch said. “Our requirements development process is well underway. Planning and design for the satellites and constellation are on schedule. Both our teams and roster of partners are growing quickly. On the overall Iridium NEXT program, we expect to spend approximately $600 million by the end of 2011. Of this spend, approximately $400 million will be funded under the Facility.”

In addition, Desch commented on current operations.

“Our business continues to perform very well across the board, with continued strong growth in subscribers, service and equipment revenues, and Operational EBITDA,” Desch said.

The credit facility consists of two pro rata tranches. One tranche of up to $1.537 billion will bear a fixed interest rate of 4.96% per annum. The second tranche of up to $.263 billion will bear a variable interest rated based on LIBOR¹ plus 1.95% per annum. Based on the current six-month LIBOR, the interest rate on this tranche would be 2.41% per annum. The repayment period of seven years begins following substantial completion of the Iridium NEXT launch program, which is expected to occur in 2017.

Société Générale, Goldman Sachs & Co., and Hawkpoint Partners Limited advised Iridium in connection with the financing.

¹	London Inter-Bank Offer Rate

About Iridium Communications Inc.

Iridium Communications Inc. (www.iridium.com) is the only mobile satellite service (MSS) company offering coverage over the entire globe. The Iridium constellation of low-Earth orbiting (LEO) cross-linked satellites provides critical voice and data services for areas not served by terrestrial communication networks. Iridium serves commercial markets through a worldwide network of distributors, and provides services to the U.S. Department of Defense and other U.S. and international government agencies. The company’s customers represent a broad spectrum of industry, including maritime, aeronautical, government/defense, public safety, utilities, oil/gas, mining, forestry, heavy equipment and transportation. Iridium has launched a major development program for its next-generation satellite constellation, Iridium NEXT. The company is headquartered in McLean, Va., U.S.A. and trades on the NASDAQ Global Market under the ticker symbols IRDM (common stock), IRDMW ($7.00 warrants), IRDMZ ($11.50 warrants) and IRDMU (units).

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the closing of the credit facility that will be used to finance Iridium NEXT, and the development and launch of Iridium NEXT. Other forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding the development of and availability of financing for Iridium NEXT, Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and other risks that affect Iridium’s ability to generate cash internally, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the company’s Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission on March 16, 2010. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements speak only as of the date of this press release and Iridium undertakes no obligation to update forward-looking statements.

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